Exhibit 6(a) 11
                                                             ---------------



                            PORTEC, INC.
                            ------------

               COMPUTATION OF NET INCOME PER COMMON SHARE
               ------------------------------------------


                     Three Months              Six Months
                    Ended June 30,            Ended June 30.

                 ----------------------     ---------------------
                     1996     1995              1996       1995
                     ----     ----              ----       ----

Average Shares
 Outstanding     4,582,973     4,602,726      4,575,590  4,602,924

Net Income      $1,921,000    $2,257,000     $3,894,000 $4,176,000

Per Share
 Amount         $      .42    $      .49     $      .85 $      .91